Exhibit 99.1

June 23, 2010

Alloy Media Holdings, L.L.C.

Lexington Merger Sub Inc.

c/o ZM Capital Management, L.L.C.

19 West 44th Street, 18th Floor

New York, NY 10036

Attention: Andrew Vogel

$40,000,000 Senior Secured Term Loan and Revolving Credit Facility

Ladies and Gentlemen:

Alloy Media Holdings, L.L.C., a Delaware limited liability company (“Holdings”) has advised Bank of America, N.A. (“Bank of America”), RBS Citizens, N.A. and The Private Bank that Holdings intends to acquire (the “Acquisition”) all of the stock or assets of Alloy, Inc., a Delaware corporation (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of June 23, 2010 (the “Purchase Agreement”), by and among the Company, Holdings and Lexington Merger Sub Inc., a Delaware corporation (“Merger Co” and collectively with Holdings, “you”). Our understanding is that the Acquisition will be effected through the merger of Merger Co, a newly-created wholly-owned subsidiary of Holdings, into the Company, with the Company being the surviving corporation. After giving effect to the Acquisition, Holdings will be a holding company that directly owns all of the equity interests in the Company. Holdings and the Company are hereinafter referred to collectively as the “Relevant Entities.”

You have also advised Bank of America and Banc of America Securities LLC (“BAS”) that you intend to finance the Acquisition, costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Company and its subsidiaries after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) at least $35,000,000 of cash will be contributed (the “Equity Contribution”) to Holdings or the Company by ZM Capital Management, L.L.C., its affiliates and co-investors (the “Equity Investors”) in exchange for units of Holdings, (b) at least $10,000,000 of units in Holdings will consist of rollover equity by the sellers (including the value of unvested restricted shares of common stock of the Company cancelled in exchange for units of Holdings pursuant to a Consent to Restricted Stock Cancellation executed by the holder of such unvested restricted shares) (the “Rollover Equity”) (it being understood that cash contributed by the Equity Investors in excess of $35,000,000 may, at the election of Holdings, constitute Rollover Equity for the purposes of this clause (b)), and (c) up to $40,000,000 in senior secured credit facilities (the “Senior Credit Facilities”) of the Borrower (as defined in the Summary of Terms referred to below), comprised of (i) term loan facilities aggregating up to $22,500,000 (the “Term Loan”) and (ii) a revolving credit facility of up to $17,500,000 (of which no more than $7,500,000 shall be funded at closing, unless adjusted as described in the Summary of Terms) (the “Revolver”). The Acquisition, the Equity Contribution, the funding of the Senior Credit Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.” Allocation of the Senior Credit Facilities as between the Revolver and the Term Loan may be adjusted as described in the Summary of Terms.

In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide $16,000,000 of the Senior Credit Facilities and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, (b) RBS Citizens, N.A. is pleased to advise you of its commitment to provide $14,000,000 of the Senior Credit Facilities and (c) The Private Bank (collectively with RBS Citizens, N.A. and Bank of America, the “Commitment Parties”) is pleased to advise you of its commitment to provide $10,000,000 of the Senior Credit Facilities, in each case upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”; capitalized terms used but not defined herein shall have the same meanings as specified in the Summary of Terms). The commitments of the Commitment Parties in respect of the Term Loan and the Revolver shall be amounts equivalent to their respective ratable share of the aggregate commitments with respect to the Senior Credit Facilities.

The commitments of the Commitment Parties hereunder are subject only to the satisfaction of each of the following conditions precedent and the conditions set forth under “Conditions Precedent to Closing” in Exhibit A hereto: (a) there shall be no competing offering, placement or arrangement of any debt securities or bank financing entered into by or on behalf of Holdings, the Company or any of their respective subsidiaries, (b) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facilities consistent with the Summary of Terms and (c) for any other provisions of the Facilities Documentation not addressed in this Commitment Letter, the Summary of Terms and the Fee Letters, negotiated in good faith, customary for transactions of this type and reasonably satisfactory to the Lead Arranger and you (the “Facilities Documentation”).

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the only representations relating to the Company, its subsidiaries and its businesses the accuracy of which shall be a condition to the availability of the Senior Credit Facilities on the Closing Date pursuant to clause (iii) of the “Conditions Precedent to Closing” in Exhibit A shall be (i) the representations made by or with respect to the Company and its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”), (ii) the Specified Representations (as hereinafter defined) (which shall be true in all respects), and (iii) the Additional Representations (as hereinafter defined) (which shall be true in all material respects) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in the preceding paragraph and the “Conditions Precedent to Closing” in Exhibit A are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate status, corporate power and authority to enter into the Facilities Documentation, due authorization, execution, delivery and enforceability of the Facilities Documentation, no conflicts of Facilities Documentation with any charter documents, Federal Reserve margin regulations, and solvency of the Company and its subsidiaries taken as a whole. For purposes hereof, “Additional Representations” means the representations and warranties relating to no conflicts of Facilities Documentation with, or required consents under, laws or material agreements (other than consents that have been obtained), the U.S.A. Patriot Act, the Investment Company Act and, subject to clause (i) of the “Conditions Precedent to Closing” in Exhibit A, the creation, validity, priority and perfection of the security interests granted in the intended collateral.

You represent and warrant that (a) all financial projections concerning Holdings, the Company and its subsidiaries that have been or are hereafter made available to the Commitment Parties by you or any of your representatives (or on your or their behalf) or by the Company or any of its representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the Projections are made available to you and (b) all written Information concerning you and to the best of your knowledge, the Company and its subsidiaries, other than Projections and information of a general economic or industry nature, which has been or is hereafter made available to the Commitment Parties by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction, when furnished and taken as a whole, is and will be complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading. You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time. In issuing these commitments, the Commitment Parties are and will be using and relying on the Information without independent verification thereof.

You acknowledge that (a) BAS and/or Bank of America on your behalf will make available Information Materials to the other Commitment Parties by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain Commitment Parties (such Lenders, “Public Lenders”; all other Commitment Parties, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Relevant Entities, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide Bank of America and BAS with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide Bank of America and BAS with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at the request of BAS or Bank of America, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that BAS and/or Bank of America on your behalf may distribute the following documents to all prospective Lenders, unless you advise BAS and Bank of America in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for Commitment Parties such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to Senior Credit Facilities’ terms and (c) other materials intended for Commitment Parties after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Senior Credit Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then BAS and Bank of America will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

By executing this Commitment Letter, you agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable and documented fees, disbursements and other charges of Goulston & Storrs, P.C., as counsel to the Commitment Parties and (b) due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof and the preparation of the definitive documentation therefor, and the other transactions contemplated thereby.

You agree to indemnify and hold harmless the Commitment Parties and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or (b) the Senior Credit Facilities, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, other than for direct or actual damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter, the fee letter between you and RBS Citizens, N.A. of even date herewith, the fee letter between you and The Private Bank of even date herewith and the fee letter among you, Bank of America and BAS of even date herewith (collectively, the “Fee Letters”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to the Equity Investors, you and the Equity Investors’ respective accountants, attorneys and other professional advisors retained by you in connection with the Transaction or pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof), may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose (a) this Commitment Letter (including the Summary of Terms) and each of the Fee Letters (redacted in a manner reasonably satisfactory to the relevant Commitment Party) on a confidential basis to the board of directors and advisors of the Sellers and the Company in connection with their consideration of the Transaction, (b) after your acceptance of this Commitment Letter and the Fee Letters, the Commitment Letter in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (c) the fees contained in the Fee Letters as part of a generic disclosure of aggregate sources and uses for the Transaction to the extent customary or required in marketing materials or in any public filings with the Securities and Exchange Commission, provided that the relevant Commitment Party shall have reasonable approval rights of such disclosure. The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the Act.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any of the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties, or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you or (vi) to the extent that such information is independently developed by the Commitment Parties. The Commitment Parties agree that they will not furnish confidential information obtained from you to the Sellers or the Company.

You acknowledge that the Commitment Parties and/or their affiliates provide various services to the Company. You agree to such continued services by the Commitment Parties and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, any such services provided by a Commitment Party to the Company, and, on the other hand, our relationship with you as described and referred to herein.

You acknowledge that the Commitment Parties or their affiliates may also be providing financing or other services to other parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Company and your and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Company or any of your or its respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The compensation, indemnification, waiver, release and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder.

This Commitment Letter and the Fee Letters may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letters by telecopier, facsimile or electronic transmission (e.g. “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that the interpretation of the definition of “Material Adverse Effect” (as defined in the Purchase Agreement) (and whether or not a Material Adverse Effect has occurred) in this Commitment Letter and Summary of Terms shall be governed by and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern applicable principles of conflicts of law thereof. Each of you and the Commitment Parties hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letters embody the entire agreement and understanding among the Commitment Parties, you and your affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter.

Neither this Commitment Letter (including the attachments hereto) nor the Fee Letters may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto or thereto, as the case may be.

This Commitment Letter is not assignable without the prior written consent of each party hereto and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter (including the Summary of Terms) will become the binding agreement of the Commitment Parties upon your acceptance of this letter and returning an executed copy of this letter to the Commitment Parties. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) December 31, 2010, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Senior Credit Facilities and (c) the termination of the Purchase Agreement in accordance with its terms.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Richard M. Williams
Name:	Richard M. Williams
Title:	SVP

BANC OF AMERICA SECURITIES LLC

By:	/s/ Richard M. Williams
Name:	Richard M. Williams
Title:	SVP

RBS CITIZENS, N.A.

By:	/s/ Anthony Solvaggio
Name:	Anthony Solvaggio
Title:	Vice President

THE PRIVATE BANK

By:	/s/ Andre Nel
Name:	Andre Nel
Title:	Managing Director

Signature Page to Commitment Letter

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

ALLOY MEDIA HOLDINGS, L.L.C.

By:	/s/ Andrew Vogel
Name:	Andrew Vogel
Title:	Vice President and Secretary

LEXINGTON MERGER SUB INC.

By:	/s/ Andrew Vogel
Name:	Andrew Vogel
Title:	Vice President and Secretary

Signature Page to Commitment Letter

EXHIBIT A

SUMMARY OF TERMS

Alloy Media Holdings, L.L.C.

Lexington Merger Sub Inc.

Set forth below is a summary of the principal terms and conditions for the Senior Credit Facilities. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or, if not defined in the Commitment Letter, in Appendix A attached hereto.

BORROWER:	Initially, MergerCo or the Company and, following the Acquisition, the survivor thereof (the “Borrower”).

SPONSOR:	ZM Capital Management, L.L.C. (the “Sponsor”).

ADMINISTRATIVE AGENT:	Bank of America, N.A. (the “Administrative Agent” or “Bank of America”) will act as sole and exclusive administrative agent.

SOLE LEAD ARRANGER AND BOOK MANAGER:	Bank of America Securities, LLC (“BAS”).

LENDERS:	Bank of America, N.A. (“Bank of America”), RBS Citizens, N.A. and The Private Bank (collectively, the “Lenders”).

GUARANTORS:	Unlimited guaranty (the “Guarantees”) of payment and performance by Holdings and each wholly owned domestic subsidiary (other than any disregarded entity substantially all of the assets of which consist of equity interests of one or more non-U.S. subsidiaries) of the Borrower (the “Guarantors”). Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements to the extent mutually agreed in the Facilities Documentation in circumstances where the Borrower and the Administrative Agent agree that the cost of providing such a Guarantee is excessive in relation to the benefit afforded the Lenders thereby.

CREDIT FACILITY:

Up to $40,000,000 in total aggregate amount (the “Senior Credit Facilities”), to be comprised of:

Up to $17,500,000 Revolving Credit Facility (the “Revolver” and the loans thereunder, the “Revolving Loans”), subject to the borrowing base. Advances under the Revolver will be limited to the lesser of (a) up to 85% of Eligible Accounts Receivable and (b) the then-unutilized commitments under the Revolver. The borrowing base shall be calculated on a monthly basis. “Eligible Accounts Receivable” will mean the aggregate accounts receivable and unbilled receivables as shown on the Borrower’s consolidated monthly balance sheet, but will not include the Ineligible Receivables. Drawings under the Revolver on the Closing Date will not exceed $7,500,000 (or, if the Revolver is increased or decreased in size pursuant to the last paragraph of this section, drawings on the Closing Date will not exceed an amount such that at least $10,000,000 of the Revolver remains undrawn as of such date).

$10,000,000 sublimit under the Revolver for the issuance of standby letters of credit (the “Letter of Credit Facility”) by Bank of America, N.A. or other Lenders satisfactory to the Borrower and the Administrative Agent (in such capacity, the “Issuing Lender”).

Up to $22,500,000 Term Loan Facility (the “Term Loan” and, together with the Revolving Loans, the “Loans”)

At the election of the Borrower, facility sizes may change prior to the Closing Date to maintain the aggregate facility size by increasing or decreasing the Revolver by $2,500,000 (it being understood that the Term Loan would decrease or increase by such amount such that the aggregate size of the Senior Credit Facilities would remain unchanged).

CLOSING:	“Closing Date” shall mean the date of the consummation of the Acquisition, but in any event, not later than December 31, 2010.

PURPOSE:	The proceeds of the Senior Credit Facilities shall be used for the acquisition of the Company, working capital, and other general corporate purposes.

INTEREST RATE:	Performance Pricing: Loans under the Senior Credit Facilities shall bear interest at a rate equal to the Eurodollar Rate plus the Applicable Eurodollar Margin or the Base Rate plus the Applicable Base Rate Margin, as elected by the Borrower. The Applicable Eurodollar Margin and the Applicable Base Rate Margin shall be determined in accordance with the Performance Pricing Grid set forth below based on the ratio of Consolidated Funded Debt to Consolidated EBITDA (“Consolidated Leverage Ratio”) of the Borrower and its consolidated subsidiaries. The calculation and any change in the Applicable Eurodollar Margin or the Applicable Base Rate Margin, as the case may be, shall take place on the first day of the month immediately following the receipt of financial information for the preceding fiscal quarter; provided, that if such financial information is not delivered when due under the terms of the Facilities Documentation, then five (5) days following the due date for such financial information, the Loans will bear interest based upon the highest level set forth below for so long as the required financial information remains outstanding. The Applicable Eurodollar Margin and the Applicable Base Rate Margin are as follows:

Consolidated Leverage Ratio	Applicable Eurodollar Margin	Applicable Base Rate Margin
< 2.0x to 1.0	4.00%	2.50%
> 2.0x to 1.0	4.50%	3.00%

“Base Rate Loans” means Loans bearing interest based upon the Base Rate.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

There shall be no Eurodollar Rate or Base Rate floor.

Upon the request of the Lenders holding a majority of the Term Loan and the revolving credit commitments, while any payment or financial covenant Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations under the Senior Credit Facilities at a fluctuating interest rate per annum equal to the Default Rate.

INTEREST CALCULATION AND PAYMENTS :

All calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year (or 365/366 days in the case of Base Rate Loans).

The Borrower may select interest periods of one, two, three, six or (to the extent consented to by all Lenders) nine or twelve months for Eurodollar Loans. In the case of Eurodollar Loans, interest shall be payable at the end of the selected interest period, but no less frequently than quarterly. In the case of Base Rate Loans, interest shall be payable quarterly in arrears.

LETTER OF CREDIT FEES:	Letter of credit fees shall be payable quarterly in arrears and will be equal to the Applicable Eurodollar Margin on a per annum basis.

COMMITMENT FEE:	The Borrower agrees to pay to Bank of America, as agent, quarterly in arrears an unused commitment fee in the amount of 0.50% per annum of the difference between the maximum amount of the Revolver and the daily average principal amount outstanding under the Revolver for the preceding quarterly period.

REPAYMENT/ MATURITY:

The Term Loan and the Revolver shall each mature five (5) years from the Closing Date.

The Term Loan shall be subject to quarterly amortization (quarterly allocation of annual amounts to be agreed in the Facilities Documentation) of principal based upon the annual amounts set forth below (with proportionate increases or decreases, as the case may be, if the Term Loan is increased or decreased):

Year 1       $3,600,000

Year 2       $4,500,000

Year 3       $4,500,000

Year 4       $4,500,000

Year 5       $5,400,000

OPTIONAL PREPAYMENTS:	Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon without premium or penalty (other than Eurodollar breakage costs). Optional prepayments of the Term Loan shall be applied to installments thereof as directed by the Borrower. Optional prepayments of the Term Loan may not be reborrowed.

MANDATORY PREPAYMENTS:

100% of net cash proceeds from the sale of subsidiaries and other permitted asset sales that occur outside the ordinary course of business (subject to customary reinvestment rights and exceptions to be mutually agreed).

100% of proceeds from insurance settlements from casualty losses and other extraordinary receipts (subject to customary reinvestment rights and exceptions to be mutually agreed).

All mandatory prepayments shall be applied first to Revolving Loans to the extent of the borrowing base sold from such sales, and remaining proceeds from such sales shall be applied to the Term Loan. Mandatory prepayments of the Term Loan shall be applied ratably to all remaining Term Loan installments.

SECURITY/ COLLATERAL:	Subject to clause (i) of the Conditions Precedent to Closing set forth below, the Term Loan, the Revolver and the Guarantees will be secured by (a) a perfected, first-priority pledge of the equity interests held by the Borrower or any Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting capital stock and 66% of the voting capital stock of first-tier foreign subsidiaries) and (b) perfected, first-priority security interests in, and mortgages on, substantially all other tangible and intangible property of the Borrower and the Guarantors (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property, owned real property, intercompany notes and proceeds of the foregoing) (the items described in clauses (a) and (b) above, collectively, the “Collateral”).

Notwithstanding anything to the contrary set forth in the preceding paragraph, the Collateral shall exclude the following: (i) any fee owned real property with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing in accordance with clause (i) of the Conditions Precedent to Closing set forth below), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims, in each case, with a value of less than an amount to be agreed, (iii) (1) the equity interests of and other assets of joint ventures permitted under the Facilities Documentation to the extent and for so long as the granting of security interests in such equity interests and assets would be prohibited by shareholder or similar contracts governing such joint ventures and (2) all contracts, licenses, permits and equipment subject to a purchase money security interest or equipment lease (“Encumbered Equipment”) to the extent the grant of a security interest therein is prohibited by the terms of such contracts, license, permits and applicable equipment leases or equipment financing, in each case after giving effect to the applicable Uniform Commercial Code, other applicable law and principles of equity and (iv) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby. The foregoing described in clauses (i) through (iv) are, collectively, the “Excluded Assets.” It is agreed that (x) account control agreements, if any, shall be entered into after the Closing Date and (y) no leasehold mortgages shall be required.

REPRESENTATIONS AND WARRANTIES:	The Facilities Documentation will contain representations and warranties with respect to: (i) due organization, valid existence and good standing, (ii) corporate power, due authorization/enforceability of the Facilities Documentation, (iii) accuracy and completeness of specified financial statements and other information and no material adverse change, (iv) no violation of law, contracts or organizational documents, (v) no required material governmental or third party approvals or consents, (vi) compliance with environmental laws, (vii) no material litigation, (viii) filing of all material tax returns and payment of taxes, (ix) use of proceeds, (x) compliance with laws (including the U.S.A. Patriot Act and margin regulations), (xi) valid title to property and assets (including, intellectual property and licenses), free and clear of liens, charges and other encumbrances, (xii) status under Investment Company Act, (xiii) ERISA matters, (xiv) validity, priority and perfection of security interests, (xv) solvency, (xvi) insurance matters and (xvii) subsidiaries, in each of the foregoing cases, with such materiality and other exceptions, qualifications and thresholds as are customary in documentation for transactions of the type contemplated hereby to be mutually agreed upon in the Facilities Documentation.

CONDITIONS PRECEDENT TO CLOSING:

The effectiveness of the Senior Credit Facilities on the Closing Date and the initial funding thereunder will be subject only to (a) the conditions precedent set forth in the fourth paragraph of the Commitment Letter and (b) the following:

(i) All actions, filings, recordations and searches necessary to establish that the Administrative Agent will have perfected first priority security interests in the Collateral shall have been taken (it being understood that to the extent any security interest in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, a USPTO filing or the delivery of certificates evidencing equity interests) is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). BAS shall have received the results of recent lien searches in each relevant jurisdiction with respect to the Borrower and the Guarantors. The Borrower and the Guarantors shall have delivered to the Administrative Agent Accord 25 certificates naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under property and general liability insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Collateral, and the Borrower and the Guarantors shall use commercially reasonable efforts to deliver all necessary endorsements evidencing the foregoing.

(ii) The Administrative Agent shall have received customary opinions of counsel to the Borrower and the Guarantors and such corporate resolutions, charter documents, certificates as to corporate authority, incumbency and signature and other customary closing documents as the Administrative Agent shall reasonably require.

(iii) The Purchase Agreement Representations and the Additional Representations shall be true and correct in all material respects and the Specified Representations shall be true and correct in all respects.

(iv) There shall not have occurred since January 31, 2010, a Company Material Adverse Effect (as defined in the Purchase Agreement), except (x) as disclosed in any Company SEC Document (as defined in the Purchase Agreement) filed after January 31, 2009 and before the date of the Purchase Agreement, other than disclosure in such Company SEC Documents referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed Company SEC Documents (as defined in the Purchase Agreement) which are forward-looking in nature, or (y) as set forth in the Company Disclosure Schedule (as defined in the Purchase Agreement).

(v) Payment of all fees and expenses then due and payable under the Commitment Letter and the Fee Letter.

(vi) Holdings shall be capitalized with no less than (x) $35,000,000 of equity from the Sponsor, its affiliates and co-investors (“Funded Equity”), and (y) no less than $10,000,000 of rollover equity from selling stockholders and key management of the Company (including the value of unvested restricted shares of common stock of the Company cancelled in exchange for units of Holdings pursuant to a Consent to Restricted Stock Cancellation executed by the holder of such unvested restricted shares) (it being understood that cash equity contributed by the Equity Investors and any other co-investors in excess of $35,000,000 may, at the election of Holdings, constitute “Rollover Equity” for purposes of determining satisfaction of clause (y) of this condition) (“Rollover Equity”).

(vii) On a pro forma basis after consummation of all transactions to occur on the Closing Date, (x) the Consolidated Leverage Ratio of the Borrower and its consolidated subsidiaries shall not exceed 2.90 to 1.00 (it being agreed that the calculation of Consolidated Leverage Ratio of the Borrower and its consolidated subsidiaries shall be based on the four fiscal quarter period ended at least forty-five days prior to the Closing Date) and (y) the Consolidated Funded Debt to Capitalization Ratio of the Borrower and its consolidated subsidiaries shall not be greater than 0.45 to 1.00.

(viii) The Acquisition shall be consummated pursuant to the Purchase Agreement, substantially concurrently with the funding of the Senior Credit Facilities (and, in any event, within the same Business Day), and (x) no condition precedent to the Acquisition contained in the Purchase Agreement will be waived by Holdings or Merger Co., and (y) the Purchase Agreement shall not have otherwise been amended or supplemented, in each case, in a manner materially adverse to the Lenders as reasonably determined by the Administrative Agent without the consent of the Commitment Parties.

The Facilities Documentation shall not contain any conditions precedent other than the conditions precedent set forth in the fourth paragraph of the Commitment Letter and this “Conditions Precedent to Closing” section of this Summary of Terms.

CONDITIONS PRECEDENT TO ALL LOANS:	After the Closing Date, the making of Revolving Loans or the issuance of letters of credit shall be conditioned upon (i) all representations and warranties being true and correct in all material respects (and in all respects if qualified by materiality) and (ii) no event of default having occurred or be continuing under the Senior Credit Facilities or resulting from such Revolving Loan.

NEGATIVE COVENANTS:

The Facilities Documentation will contain restrictions on: (i) incurring additional debt, (ii) pledging or mortgaging or encumbering of assets, (iii) investments (including a basket for joint ventures in an amount to be agreed in the Facilities Documentation), (iv) disposal of assets (except for sales of non-core subsidiaries and assets so long as, following any such sale, (x) the Borrower is in pro forma compliance with the financial covenants and (y) the Borrower’s outstanding Revolving Loans do not exceed the then-applicable borrowing base as adjusted to reflect such subsidiary or asset disposition on a pro forma basis), (v) mergers and acquisitions or other fundamental corporate changes, (vi) changes in the nature of business, (vii) advances to third parties, (viii) payment of dividends/distributions and repurchases of stock (except the Borrower and Holdings shall be permitted to pay dividends to fund reimbursement of expenses of the Sponsor and its affiliates pursuant to the management agreement and following prepayment of the Term Loan in full and subject to pro-forma covenant compliance, the Borrower and Holdings shall be permitted to make unlimited dividends), (ix) payment of management fees during the continuance of an Event of Default, (x) increasing the amount of management fees payable under the management agreement in effect on the Closing Date, (xi) negative pledges and dividend blockers in other agreements, (xii) transactions with or payments to affiliates (except, (x) so long as no Event of Default exists or would result therefrom, for (A) payment of a $1.5 million transaction fee to the Sponsor or one of its affiliates on the Closing Date, (B) payment of management fees to the Sponsor or one of its affiliates not to exceed $750,000 in any fiscal year and (C) the payment of the operating fee to Gerry Leybourne and Bill Jemas up to an aggregate amount not to exceed $1 million in any fiscal year and (y) reimbursement of expenses of the Sponsor and its affiliates pursuant to the management agreement subject to a cap, if any, to be mutually agreed in the Facilities Documentation), (xiii) changes in fiscal year, (xiv) sale leaseback transactions, (xv) passive holding company, (xvi) no changes to the terms of, or prepayment of, any permitted subordinated indebtedness, (xvii) no amendment of certificate of incorporation or other organizational documents in a manner that is materially adverse to the Lenders as reasonably determined by the Administrative Agent, and (xviii) no changes in accounting procedures or practices of the Borrower and its subsidiaries, in each of the foregoing cases, with such materiality and other exceptions, qualifications and thresholds as are customary in documentation for transactions of the type contemplated hereby to be mutually agreed upon in the Facilities Documentation.

It is agreed that the Facilities Documentation will not contain “cash dominion” or cash management requirements.

FINANCIAL COVENANTS:

Financial covenants to be limited to:

Minimum Consolidated Fixed Charge Coverage Ratio. Maintain on a consolidated basis a Consolidated Fixed Charge Coverage Ratio of at least 1.15x through January 31, 2013 and 1.25x thereafter, provided, however, that after the Term Loan has been repaid in full, the minimum Consolidated Fixed Charge Coverage Ratio shall be at least 1.25x prior to the payment of any dividend to Holdings’ equity holders funded by Revolving Loans or cash flows of the Borrower.

Maximum Consolidated Leverage Ratio. Maintain a Consolidated Leverage Ratio not exceeding 3.50x through October 31, 2011, 3.25x for the four fiscal quarter period ending on January 31, 2012, 3.00x through October 31, 2012 and 2.75x thereafter.

The financial covenants will be calculated as of the last day of each fiscal quarter with respect to the Borrower and its subsidiaries on a consolidated basis for the four fiscal quarters then ending, beginning with the first full fiscal quarter of the Borrower completed following the Closing Date for which financial statements are available. Calculations will allow for pro forma calculations for acquisitions/dispositions, including the Transactions and transaction and other expenses associated with the disposition of the Frontline business.

REPORTING REQUIREMENTS:

Financial Information from Borrower.

The Borrower shall provide, or cause to be provided, to the Administrative Agent financial statements substantially consistent in form and content with those most recently provided to the Administrative Agent prior to the Closing Date and collateral reports in form and content reasonably acceptable to the Administrative Agent: within 90 days of the Borrower’s fiscal year end for the Borrower’s annual financial statements and within 45 days of the period’s end for the Borrower’s quarterly financial statements.

Within 20 days of each month end, the Borrower’s signed Collateral Borrowing Base Certificate as of the preceding month end together with supporting documentation to include a listing and aging of accounts receivable and accounts payable as of the preceding month end.

AFFIRMATIVE COVENANTS:	The Facilities Documentation will contain affirmative covenants with respect to: (i) compliance with laws and regulations (including, without limitation, ERISA and environmental laws), (ii) payment of taxes, (iii) maintenance of appropriate and adequate insurance, (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals, (v) visitation and inspection rights, (vi) keeping of proper books in accordance with generally accepted accounting principles, (vii) maintenance of properties, (viii) payment of obligations, (ix) compliance with material contracts and performance of leases, related documents and other agreements, in each case except to the extent failure to comply or perform could not reasonably be expected to have a material adverse effect, (x) further assurances as to perfection and priority of security interests, (xi) additional guarantors and additional collateral, (xii) use of proceeds, and (xiii) customary reporting requirements and such other financial and other reporting as the Administrative Agent shall reasonably request), in each of the foregoing cases, with such materiality and other exceptions, qualifications and thresholds as are customary in documentation for transactions of the type contemplated hereby to be mutually agreed upon in the Facilities Documentation. In addition, the Borrower shall use its commercially reasonable efforts to obtain a landlord waiver with respect to the Borrowers’ headquarters in a form reasonably acceptable to the Administrative Agent within 90 days following the Closing Date, and, if the Borrower is unable to obtain such landlord waiver after using its commercially reasonable efforts, then the Borrower shall provide the Administrative Agent with such reasonable assurances as the Administrative Agent may request that the Borrower’s books and records (or backup copies thereof) would be accessible to the Administrative Agent outside of the premises (i) following termination or expiration of the lease, and (ii) during enforcement proceedings following an Event of Default whether or not the Borrowers’ landlords were to provide access to the premises.

EVENTS OF DEFAULT:	The Facilities Documentation shall contain the following Events of Default (with notice provisions, grace periods and thresholds customary in documentation for transactions of the type contemplated hereby to be mutually agreed but in any event not including grace periods for nonpayment of principal or certain bankruptcy or insolvency events): (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) any representation or warranty proving to have been inaccurate in any material respect when made or confirmed (except for representations or warranties qualified as to materiality, as to which any inaccuracy will be an event of default), (iv) cross-default to other material indebtedness, (v) bankruptcy and other insolvency events, (vi) actual or asserted invalidity of any loan documentation or security interests, (vii) change in control (to be defined), (viii) material monetary judgments, and (ix) customary ERISA defaults.

ASSIGNMENTS:	Each Lender will be permitted to make assignments of Loans and Loan commitments in a minimum amount equal to $1,000,000 to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approvals shall not be unreasonably withheld or delayed; provided, however, that approval of the Borrower shall not be required in connection with assignments to other Lenders or to any affiliate of a Lender. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

VOTING RIGHTS:	Consents, waivers and amendments will require the consent of Lenders holding more than 50% of all of the sum of the aggregate Term Loans and the revolving credit commitments (the “Required Lenders”), provided that the following shall require the consent of each Lender directly affected thereby: (i) any increase in such Lender’s revolving credit commitment or term loan commitment, (ii) decreases in interest rates and fees payable to such Lender (other than waiver of the default rate applicable thereto) or reductions in or forgiveness of principal due to such Lender, (iii) postponement of any date fixed for payment or the final maturity date fixed for payment and (iv) release of all or substantially all of the collateral (but not including releases of collateral pursuant to permitted dispositions, which shall be released automatically). The Facilities Documentation will contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

INDEMNIFICATION:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and their directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities, the Transaction, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs; provided that no indemnified person will be indemnified for its bad faith, gross negligence, or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW/WAIVER OF JURY TRIAL:	State of New York. All parties will submit to venue in New York and Borrower and Guarantors will waive its right to a trial by jury.

EXPENSES:	Effective upon execution of the Commitment Letter, the Borrower will pay (a) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and BAS associated with the preparation, execution, delivery and administration of all documentation executed in connection with the Senior Credit Facilities (including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and BAS taken as a whole) whether or not the Senior Credit Facilities is closed, and (b) all reasonable and invoiced out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of one counsel to the Administrative Agent and one separate counsel for the Lenders taken as a whole) in connection with the enforcement of the Facilities Documentation.

COST AND YIELD PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

DEFAULTING LENDERS:	The Facilities Documentation will contain customary provisions relating to “defaulting” Lenders (including provisions relating to providing cash collateral to support letters of credit, the suspension of voting rights, rights to receive certain fees, and termination or assignment of commitments or loans of such Lenders).

Appendix A

Certain Defined Terms

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate (the meaning of such term to be mutually agreed in the Facilities Documentation) plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate” and (c) the Eurodollar Rate plus 1.50%. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated subsidiaries that are (or are required to be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include, without duplication, (i) interest capitalized during such period and (ii) additions resulting from Permitted Acquisitions (the meaning of such term to be mutually agreed in the Facilities Documentation).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Consolidated EBITDA” means, with respect to any specified Person for any period, Consolidated Net Income for such Person for such period plus

(a)	without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:

(i)	Consolidated Interest Charges (and solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, other fixed charges enumerated in the denominator of the definition of “Consolidated Fixed Charge Coverage Ratio”) of the Borrower and its subsidiaries for such period and, to the extent not reflected in such total interest expense, increased by payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, minus any payments received in respect of such hedging obligations or other derivative instruments,

(ii)	consolidated tax expense of the Borrower and its subsidiaries based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period (less historical tax expense attributable to disposed assets and any taxes on capital gains),

(iii)	all amounts attributable to depletion, depreciation and amortization expense of the Borrower and its subsidiaries for such period,

(iv)	any Non-Cash Charges,

(v)	costs associated with the Transaction made or incurred by the Borrower and its subsidiaries in connection with the Transaction for such period that are paid, accrued or reserved for within 150 days of the consummation of the Transaction, subject to a cap, if any, to be mutually agreed in the Facilities Documentation,

(vi)	any restructuring charges (including restructuring costs related to acquisitions after the Closing Date and to closure or consolidation of facilities) for such period in an aggregate amount not to exceed $10,000,000 (reduced by the amount added back pursuant to clause (vii) below),

(vii)	extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans in an aggregate amount not to exceed $10,000,000 (reduced by the amount added back pursuant to clause (vi) above),

(viii)	cash expenses incurred during such period in connection with an acquisition permitted by the Senior Credit Facilities to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such transaction,

(ix)	to the extent expressly permitted under the Facilities Documentation, annual management fees that are permitted to be paid to the Sponsor or any affiliate of the Sponsor under the transactions with affiliate covenant to be included in the Facilities Documentation,

(x)	the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned subsidiary to the extent (and not to exceed the amount of) Indebtedness owed by such subsidiary is included in Consolidated Funded Debt (in the case of the Consolidated Leverage Ratio), and fixed charges enumerated in the denominator of the definition of “Consolidated Fixed Charge Coverage Ratio” of such subsidiary is included in such fixed charges of the Borrower (in the case of the Consolidated Fixed Charge Coverage Ratio),

(xi)	to the extent expressly permitted under the Facilities Documentation, the amount of the operating partner fee payable to Gerry Laybourne and Bill Jemas that is permitted to be paid to such Persons under the transactions with affiliate covenant to be included in the Facilities Documentation,

(xii)	net losses (if any) from discontinued operations

(xiii)	public company expense eliminations in an aggregate amount not to exceed $1,900,000 solely for those fiscal periods (and in such amounts) set forth in the Facilities Documentation

(xiv)	transaction expenses, fees and any costs associated with acquisitions/dispositions including the Frontline divestiture, minus

(b)	without duplication and, in the case of clause (ii) below, to the extent included in determining such Consolidated Net Income,

(i)	any cash payments made during such period in respect of Non-Cash Charges described in clause (a)(iv) taken in a prior period or taken in such period,

(ii)	any non-cash items of income for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business),

(iii)	extraordinary gains and unusual or non-recurring gains, and

(iv)	net gains (if any) from discontinued operations

; provided that in no event shall any charge, expense or loss relating to write-downs, write-offs or reserves with respect to current assets be added back.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) the sum of (i) cash Consolidated Interest Charges, (ii) the aggregate principal amount of all regularly scheduled principal payments, redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding (x) any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under the Facilities Documentation and (y) following the payment in full of the Term Loan, any such historical payments with respect to the Term Loan, (iii) the aggregate amount of all dividends paid to Holdings’ equity holders funded by Revolving Loans or cash flows of the Borrower, (iv) consolidated cash tax expense of the Borrower and its subsidiaries based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid during such period (less historical tax expense attributable to disposed assets and any taxes on capital gains), and (v) the aggregate amount actually paid by the Borrower and its subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than any Loans) incurred in connection with such expenditures).

“Consolidated Funded Debt” means, as of any date of determination, the aggregate amount of all Indebtedness for borrowed money and Attributable Indebtedness of the Borrower and its subsidiaries determined on a consolidated basis in accordance with GAAP (excluding, for the avoidance of doubt, (i) undrawn letters of credit, (ii) performance and surety bonds, (iii) deferred revenue and (iv) undrawn commitments under the Revolver).

“Consolidated Funded Debt to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt to (b) the sum of (i) Consolidated Funded Debt, (ii) Funded Equity and (iii) Rollover Equity.

“Consolidated Interest Charges” means, as of any date of determination, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its subsidiaries on a consolidated basis.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income attributable to such specified Person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the net income (and net loss) of any other Person (other than a subsidiary of the Borrower) in which the Borrower or any of its subsidiaries has an ownership interest will be excluded, except to the extent that any such net income is actually received in cash by the Borrower or a subsidiary of the Borrower in the form of dividends or similar distributions in respect of such period,

(2)	the cumulative effect of a change in accounting principles will be excluded,

(3)	the amortization of any premiums, fees or expenses incurred in connection with the Transactions or any amounts required or permitted by Accounting Principles Board

Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Transaction) and 17 (including non-cash charges relating to intangibles and goodwill) and FAS 141 (R), in each case in connection with the Transaction, will be excluded,

(4)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sales of assets out of the ordinary course of business (it being understood that a sale of assets comprising discontinued operations shall be deemed a sale of assets out of the ordinary course of business); or (b) the disposition of any securities by such Person or any of its subsidiaries or the extinguishment of any Indebtedness of such Person or any of its subsidiaries will be excluded,

(5)	all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52 shall be excluded,

(6)	the net income for such period of any subsidiary (other than a subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders, except to the extent such restriction with respect to the payment of dividends or similar distributions has been legally waived, and

(7)	Consolidated Net Income shall be reduced by the amount of any Permitted Holding Company Operating Expenses.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Base Rate Margin applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Eurodollar Margin) otherwise applicable to such Loan plus 2% per annum.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the BBA LIBOR as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by Agent from time to time) at approximately 11:00 a.m., London time, two London banking days prior to the commencement of such Interest Period (the meaning of such term to be mutually agreed in the Facilities Documentation), for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London banking days prior to the commencement of such Interest Period; provided, that for any interest calculation with respect to a Base Rate Loan (as specified in clause (c) of the definition of “Base Rate”) on any date, the Eurodollar Rate for such date shall be calculated utilizing an Interest Period of one month.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments,

(b) all reimbursement obligations of such Person as an account party arising under letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties (to the extent unreimbursed),

(c) net obligations of such Person under any Swap Contract (the meaning of such term to be mutually agreed in the Facilities Documentation),

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created and accrued obligations incurred in the ordinary course of business),

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited, in the event such secured obligations are non-recourse to such Person, to the fair value of such property,

(f) the principal portion of all Attributable Indebtedness,

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Equity Interests (the meaning of such term to be mutually agreed in the Facilities Documentation), and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value (the meaning of such term to be mutually agreed in the Facilities Documentation) thereof as of such date. Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (v) earn-outs with respect to (x) acquisitions entered into after the Closing Date that are due and payable after the maturity date of the Senior Credit Facilities and (y) acquisitions entered into prior to the Closing Date and set forth on a schedule to the Facilities Documentation.

“Ineligible Receivables” means the following:

(a) Receivables that do not arise out of sales of goods or rendering of services in the ordinary course of the Borrower’s or the relevant subsidiary’s business,

(b) Receivables payable other than in Dollars,

(c) Receivables owing from any Person that is an affiliate of the Borrower,

(d) Receivables more than 120 days past original invoice date,

(e) Receivables owing from any Person that (i) has disputed liability for any receivable owing from such Person or (ii) has otherwise asserted any claim, demand or liability against the Borrower or any of its subsidiaries, whether by action, suit, counterclaim or otherwise; provided that for purposes of subclause (e)(i), such receivables shall be excluded only to the extent of the amounts being disputed by such Person at any date of determination,

(f) Receivables owing from any Person that shall take or be the subject of any insolvency action or proceeding,

(g) Receivables arising out of sales to account debtors outside the United States unless such receivables are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Administrative Agent and such irrevocable letter of credit is in the possession of the Administrative Agent,

(h) Receivables arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back,

(i) Receivables in respect of which the Facilities Documentation, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Lenders, or

(j) Ineligible Unbilled Receivables.

“Ineligible Unbilled Receivables” means either of the following, at the election of the Borrower in its sole discretion prior to the Closing Date, as reflected in the Facilities Documentation:

(a) Any unbilled receivables more than forty-five (45) days past the date on which revenue was last recognized with respect thereto, or

(b) Unbilled receivables in excess of $9,411,765.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off or write-down related to intangible assets, goodwill, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense and (e) other non-cash charges (provided that if any non-cash charges, expenses and write-downs referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Permitted Holding Company Operating Expenses” means ordinary course holding company operating expenses in an aggregate amount not to exceed a cap, if any, to be mutually agreed in the Facilities Documentation in any fiscal year.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws (the meaning of such term to be mutually agreed in the Facilities Documentation) to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).